1516 Barlow Street, Suite D Traverse City, MI 49686 www.machteninc.com

For Immediate Release:	Contact:	Dan Miller
Chief Executive Officer (914) 921-5193

For further information please visit
www.machteninc.com

MachTen, Inc. Reports Results for the Second Quarter 2023

Traverse City, Michigan, August 29, 2023 – MachTen, Inc. (“MACT”) (OTC: MACT) today reported its operating results for the quarter ended June 30, 2023.

Financial Highlights

(In thousands)	Three Months Ended
	June 30, 2023	June 30, 2022

Regulated revenue	$3,035	$3,069
Non-regulated revenue	$950	$885
Operating profit	$1,435	$1,478
Net income	$1,060	$1,053

Revenue
Regulated revenue declined to $3.04 million in the 2nd quarter of 2023 from $3.07 million in the same period last year, primarily attributable to the elimination of a Michigan Universal Service Fund (USF) program. As a result of this program’s elimination in mid-2022, intrastate access and USF revenue declined to $18,000 in the 2nd quarter, compared to $91,000 in the prior year quarter. Intrastate USF revenue totaled $292,000 for the full year 2022, down from $374,000 in 2021.

The majority of regulated revenue is generated from participation in the FCC’s Alternative Connect America Model (A-CAM) program funded by federal USF. ACAM revenues were approximately $2.2 million in the 2nd quarter, consistent with the prior year. Since inception of the program in 2017, ACAM revenues have been approximately $8.7 million on an annual basis. The FCC recently announced the exploration of an “Enhanced” ACAM that may increase annual revenue starting in January 2024, with an extension of the program through 2038. Enhanced ACAM would require a commitment to provide significantly faster broadband speeds to approximately 12,400 locations in the company’s incumbent local exchange network. The company currently serves 3,900 access lines in the regulated network.

Non-regulated revenue increased to $950,000 in the 2nd quarter of 2023, up from $885,000 in the prior year. The increase is primarily attributable to new broadband internet customers in competitive markets outside the incumbent network. In the last two years, MachTen has invested approximately $6 million in constructing fiber optic facilities that pass more than 5,000 commercial and residential locations. As of June 30, 2023, approximately 600 of these locations have signed contracts for service.

Expenses

The cost of revenue for the 2nd quarter of 2023 increased to $1.33 million from $1.28 million in the prior year, primarily attributable to additional staffing, sales and marketing expense. General and administrative costs were unchanged, and depreciation expense was also relatively consistent with the prior year period.

Balance Sheet

As of June 30, 2023, cash and cash equivalents were $2.44 million, compared with $1.2 million as of December 31, 2022. As of June 30, 2023, shareholders’ equity was $22.3 million, compared with $17.5 million as of December 31, 2022.

Spin-Off from LICT Corporation

It is expected that LICT Corporation will complete the distribution of 81% of MachTen, Inc. on Thursday, August 31, 2023. LICT shareholders will receive 150 shares of MACT for every 1 share of LICT. Following the distribution, MACT will have 3,172,407 shares outstanding. As part of the spin-off, MachTen is expected to make a distribution of $15 million to LICT. This will be recognized as a dividend payable on the balance sheet.

MachTen Chief Executive Officer Dan Miller will host a conference call for shareholders at 4:30 PM ET on Tuesday, August 29 to discuss 2nd quarter results. Dial-in (906) 639-5050. Participant code: 816300.

About MachTen, Inc.

MachTen is a holding company for Upper Peninsula Telephone Company (UPTC), Michigan Central Broadband Company (MCBC), and Alpha Communications. MachTen’s subsidiaries provide regulated and unregulated broadband internet access and communications services, including voice, video, home automation and managed hosting services. Investors should refer to our 10-Q and other filings that have been posted to www.machteninc.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that may cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.

MachTen, Inc. and Subsidiaries
Condensed Consolidated Statements of Financial Condition
(in thousands, except per share data)

	June 30,	December 31,
	2023	2022
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$2,443	$1,202
Accounts receivable	923	868
Materials and supplies	2,033	1,408
Other current assets	537	507
Current assets	$5,936	$3,985

Property, plant and equipment, net	22,051	20,818
Right-of-use assets, net	702	747
Goodwill	100	100
Other noncurrent assets	70	70
Total assets	$28,859	$25,720

Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$531	$3,362
Accrued liabilities	2,362	1,157
Current operating lease liability	77	74
Total current liabilities	2,970	4,593

Deferred income taxes	2,718	2,726
Long term operating lease liability	671	710
Asset retirement obligations	142	136
Other noncurrent liabilities	26	26
Total liabilities	6,527	8,191

Shareholders' equity
Additional paid-in capital	2,800
Retained earnings	19,532	17,529
Total shareholders' equity	22,332	17,529
Total liabilities and shareholders' equity	$28,859	$25,720

Shares outstanding	100	100